EXHIBIT 7C

For period ending 3/31/2018 file number 811-09253.

List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number 1.
Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filing and in all subsequent filings on this form. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.

                                                                  Is this the
                                                                  last filing
Series                                                            for this
Number  Series Name                                               Series? (Y/N)

128	Wells Fargo Common Stock Fund                    	     N
130	Wells Fargo Discovery Fund                        	     N
131	Wells Fargo Enterprise Fund                      	     N
132	Wells Fargo Special Mid Cap Value Fund           	     N
133	Wells Fargo Opportunity Fund			             N
164	Wells Fargo International Bond Fund                          N
165	Wells Fargo Diversified Capital Builder Fund     	     N
166	Wells Fargo Diversified Income Builder Fund      	     N
186	Wells Fargo Strategic Income Fund      	                     N